Exhibit 21.2

SUBSIDIARIES OF KILROY REALTY, L.P.

NAME OF SUBSIDIARY OR ORGANIZATION	STATE OF INCORPORATION OR FORMATION
Kilroy Realty Finance Partnership, L.P.	Delaware
Kilroy Services, LLC	Delaware
Kilroy Realty TRS, Inc.	Delaware
Kilroy Realty Management, L.P.	Delaware
Kilroy RB, LLC	Delaware
Kilroy RB II, LLC	Delaware
Kilroy Realty 303, LLC	Delaware
KR Westlake Terry, LLC	Delaware
KR 6255 Sunset, LLC	Delaware
KR MML 12701, LLC	Delaware
KR 690 Middlefield, LLC	Delaware
KR Lakeview, LLC	Delaware
KR Tribeca West, LLC	Delaware
KR 331 Fairchild, LLC	Delaware
KR Hollywood, LLC	Delaware
KR 350 Mission, LLC	Delaware
Fremont Lake Union, LLC	Delaware
KR Mathilda Escrow, LLC	Delaware